Exhibit 99.2

Summary of Key Terms of Creditors’ Proposal

dated May 20, 2016

Term	Summary
Overview

Company, Specified Lenders and Specified Noteholders to enter into a Plan Support Agreement, to be followed by a “pre-packaged” Chapter 11 plan of reorganization in which the Company and all of its domestic subsidiaries are debtors.

Reorganized Key would cease to be an SEC reporting company and would be subject to corporate governance and shareholder arrangements on terms to be agreed.

Treatment of existing term loans

Entitled to total repayment of $63 million (principal and accrued interest), inclusive of $7.5 million paid as of May 20 in connection with May 11 forbearance agreement.[1]

Principal balance of approximately $250 million remains in place with certain modifications to the existing Term Loans, including, among other things:

	•	Interest Rate: L+ 1025 bps, 1.00% LIBOR Floor

	•	Maturity Date: 06/01/2021

	•	Make-Whole: NC1, 106.00%, 103.00%

	•	Asset Coverage Ratio: Greater than 1.35x

	•	Minimum Liquidity: $37.5 million, with minimum [$15 million / $25 million][2] in Cash

	•	Incremental Debt: Not to exceed $200 million junior priority PIK secured debt

Treatment of existing ABL revolving credit facility	Unimpaired; to be amended and restated and available to reorganized Key on terms to be agreed

Treatment of existing senior notes	Converted into 100% of the common equity of reorganized Key, subject to dilution by the rights offering described below and any management incentive plan.

Treatment of general unsecured claims	Unimpaired; paid in the ordinary course, or such other treatment as may be agreed upon.

Treatment of existing equity	Cancelled/out of the money. Certain shareholders will be eligible to participate in the rights offering described below, and shareholders who are ineligible to participate in the rights offering will share pro rata in a $100,000 cash distribution.

[1]	Subsequent $2.5 million payment made in connection with June 6 amendment to the forbearance agreement will also be credited toward the agreed $63 million repayment of the existing term loans.
[2]	Open point to be agreed by the parties

Rights offering

Company will offer existing noteholders and qualifying shareholders the right to subscribe for common equity of the reorganized Company, at a per share price of 75% of the plan value, to raise an aggregate of $75 million (to be used to fund the term loan repayment, among other things).

Certain eligible noteholders will backstop their pro rata share of 92% of the rights offering in exchange for a premium payable in equity of the reorganized Company.

Eligible shareholders will have the right to backstop up to a maximum of 8% of the rights offering.

Restructuring Timeline

Not later than:

June 6, 2016: Entry into Plan Support Agreement;

July 11, 2016: Commence Solicitation of Pre-Pack Plan and Rights Offering;

August 15, 2016: File Chapter 11;

September 30, 2016: Pre-Pack Plan Confirmation Hearing;

October 21, 2016: Pre-Pack Plan Effective Date

Other terms and conditions	To be agreed